UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2012

SIERRA MONITOR CORPORATION

(Exact name of registrant as specified in its charter)

California	000-7441	95-2481914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1991 Tarob Court Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 262-6611
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 2, 2012, Sierra Monitor Corporation (“Sierra Monitor” or the “Company”) entered into Retention Agreements (each, an “Agreement” and collectively, the “Agreements”) with certain executive officers and employees of Sierra Monitor, including Gordon R. Arnold, President and Chief Executive Officer, and Michael C. Farr, Vice President, Operations. The Agreements were effective immediately upon execution.

Except as otherwise noted below, the Agreements have substantially the same terms. Each Agreement provides that in the event the executive officer’s employment with the Company is terminated without Cause (as such term is defined in the Agreement), or the executive officer resigns for Good Reason (as such term is defined in the Agreement), the executive officer will receive:

•	continued base salary (less applicable withholding taxes) for a period of twelve months in the case of the President and six months in the case of the Vice President following the date of termination; provided, however, that any such salary continuation will immediately terminate upon the executive officer’s commencement of full-time employment with another employer;

•	continuation of commission payments (less applicable withholding taxes) for a period of twelve months in the case of the President and six months in the case of the Vice President following the date of termination, each of which commission payments will be equal to the average of the commission payments received by the executive officer, if any, during the six months prior to the date of termination;

•	a pro-rata portion of target fiscal year bonus, if any (less applicable withholdings) for the fiscal year in which the executive officer’s termination of employment occurs; provided, however, that such amount will be paid only if, and to the extent, the relevant performance targets by the Company and/or the executive officer, if any, are achieved, such amount will be pro-rated for the period of time during the fiscal year that the executive officer was an employee of the Company, and such amount will be paid at the time bonuses for the completed fiscal year are paid to other employees of the Company (but in no event later than two and one-half months following the end of the Company’s fiscal year);

•	full acceleration of all of the executive officer’s then outstanding and unvested equity awards and an extension of the post-termination exercise period for any outstanding equity awards for an additional twelve months following the date of termination of the executive officer’s employment with the Company; provided, however, that in no event may the outstanding equity awards be exercised beyond their original term(s) or expiration date(s); and

•	if the executive officer timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement for premiums paid for continued health benefits under COBRA for the executive (and any eligible dependents) until the earlier of (i) six months from the date of termination of the executive officer’s employment with the Company termination, (ii) the date upon which the executive (and/or any eligible dependents) otherwise becomes eligible for health benefits under similar plans, or (iii) the date on which the executive officer (and/or any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA.

Each Agreement will terminate on the earlier to occur of the third anniversary of the effective date of the Agreement and the date on which all of the obligations of the parties under the Agreement have been satisfied.

In order to be eligible to receive benefits under the Agreement, each executive officer must sign and not revoke a release of claims agreement in favor of the Company (in a form acceptable to the Company). Each Agreement also provides that the executive officer shall comply with a twenty-four month non-solicitation obligation and requirements of the Company’s proprietary information and inventions agreement and shall agree to not disparage the Company and its officers, directors, employees and shareholders.

The foregoing summary of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, a form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Form of Retention Agreement by and between Sierra Monitor and certain of its executive officers.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2012	Sierra Monitor Corporation

/s/ Gordon R. Arnold
Gordon R. Arnold President

Exhibit Index

Exhibit Number	Exhibit Title

10.1	Form of Retention Agreement by and between Sierra Monitor and certain of its executive officers.